Exhibit 5.1

Letterhead of Kane Kessler, P.C.

1350 Avenue of the Americas, 26th Floor

New York, New York 10019

February 2, 2007

Jarden Corporation

555 Theodore Fremd Avenue

Rye, New York 10580

Re:	Registration Statement on Form S-3 of Jarden Corporation

Ladies and Gentlemen:

We have acted as special counsel to Jarden Corporation, a Delaware corporation (the “Company”), and the Subsidiary Guarantors (as defined below), in connection with the preparation and filing of a registration statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to (i) debt securities of the Company (the “Debt Securities”) and (ii) guarantees (each, a “Subsidiary Guarantee”) by certain subsidiaries of the company listed on Schedule A hereto (the “Subsidiary Guarantors”). The Debt Securities may be issued and sold or delivered from time to time as set forth in the Registration Statement, and amendment thereto, the prospectus contained therein (the “Prospectus”) and supplements to the Prospectus (the “Prospectus Supplements”) and pursuant to Rule 415 of the General Rules and Regulations promulgated under the Securities Act (the “Securities Act Rules”).

The Debt Securities will be issued in one or more series pursuant to an indenture (as amended or supplemented from time to time, the “Indenture”) to be entered into among the Company, The Bank of New York, as trustee, and any Subsidiary Guarantors, as applicable.

In our capacity as special counsel to the Company in connection with the matters referred to above, we have examined copies of the following: (i) the Restated Certificate of Incorporation of the Company, as amended to date and currently in effect (the “Restated Certificate”), (ii) the By-laws of the Company currently in effect (the “By-laws”), and records of certain of the Company’s and Subsidiary Guarantors’ corporate proceedings as reflected in its minute books; and (iii) the Registration Statement, in the form it is to be filed with the Commission on the date hereof. We have also examined such other documents, papers, authorities and statutes as we have deemed necessary to form the basis of the opinions hereinafter set forth.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such documents. As to certain facts material to this opinion, we have relied upon oral or written statements and representations of officers and other representatives of the Company and the Subsidiary Guarantors and certificates of public officials, and such other documents and information as we have deemed necessary or appropriate to enable us to render the opinions expressed below. We have not undertaken any independent investigation to determine the accuracy of any such facts.

We have assumed for purposes of this opinion that (i) the Trustee is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; (ii) the Indenture and any supplemental indentures thereto will be duly authorized, executed and delivered by the Trustee and constitutes a legally valid and binding obligation of the Trustee, enforceable against the Trustee in accordance with its terms; (iii) the Trustee is duly qualified to engage in the activities contemplated by the Indenture; (iv) the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture; (v) the Trustee is qualified under the Trust Indenture Act of 1939, as amended, and a Form T-1 will be properly filed as an exhibit to the Registration Statement; and (vi) any Debt Securities that may be issued will be manually signed or countersigned, as the case may be, by duly authorized officers of the Trustee. In addition, we have also assumed that the terms of the Offered Debt Securities (as defined below) and Offered Subsidiary Guarantees (as defined below) will have been established so as not to violate, conflict with or constitute a default under (i) any agreement or instrument to which the Company or the Subsidiary Guarantors or their properties are subject, (ii) any law, rule or regulation to which the Company or the Subsidiary Guarantors are subject, (iii) any judicial or regulatory order or decree of any governmental authority or (iv) any consent, approval, license, authorization or validation of, or filing, recording or registration with any governmental authority.

Based upon and subject to the foregoing and the other qualifications, assumptions and limitations set forth herein, we are of the opinion that:

1. With respect to any series of Debt Securities (the “Offered Debt Securities”), when (i) the Registration Statement, as finally amended (including all necessary post-effective amendments), has become effective under the Securities Act and the applicable Indenture has been qualified under the Trust Indenture Act of 1939, as amended; (ii) an appropriate prospectus supplement or term sheet with respect to the Offered Debt Securities has been prepared, delivered and filed in compliance with the Securities Act and the applicable rules and regulations thereunder; (iii) if the Offered Debt Securities are to be sold pursuant to a firm commitment underwritten offering, the underwriting agreement with respect to the Offered Debt Securities has been duly authorized, executed and delivered by the Company and the other parties thereto; (iv) the Board of Directors, including any appropriate committee appointed thereby, and appropriate officers of the Company have taken all necessary corporate action to approve the issuance and terms of the Offered Debt Securities and related matters; (v) each Indenture and any supplemental indenture in respect of such Offered Debt Securities has been duly authorized, executed and delivered by each party thereto; (vi) the terms of the Offered Debt Securities and of their issuance and sale have been duly established in conformity with the applicable Indenture and any supplemental indenture to be entered into in connection with the issuance of such Offered Debt Securities so as not to violate any applicable law, the Restated Certificate or By-laws or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company; and (vii) the Offered Debt Securities have been duly executed and authenticated in accordance with the provisions of the applicable Indenture and any supplemental indenture to be entered into in connection with the issuance of such Offered Debt Securities and duly delivered to the purchasers thereof upon payment of the agreed-upon consideration therefor, the Offered Debt Securities, when issued and sold in accordance with the applicable Indenture, any supplemental indenture to be entered into in connection with the issuance of such Debt Securities and the applicable underwriting agreement, if any, or any other duly authorized, executed and delivered valid and binding purchase or agency agreement, will be valid and binding obligations of the Company, except to the extent that enforcement thereof may be limited by (a) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity), (c) public policy considerations which may limit the rights of parties to obtain remedies, (d) the waivers of any usury defense contained in the Indentures which may be unenforceable, (e) requirements that a claim with respect to any Offered Debt Securities denominated in a currency, currency unit or composite currency other than United States dollars (or a judgment denominated other than in United States dollars in respect of such claim) be converted into United States dollars at a rate of exchange prevailing on a date determined pursuant to applicable law, and (f) governmental authority to limit, delay or prohibit the making of payments outside the United States or in foreign currencies, currency units or composite currencies.

2. With respect to any Subsidiary Guarantee of Offered Debt Securities offered by any Subsidiary Guarantor (the “Offered Subsidiary Guarantee”), when (i) the Registration Statement, as finally amended (including all necessary post-effective amendments), has become effective under the Act and the applicable Indenture has been qualified under the Trust Indenture Act of 1939, as amended; (ii) an appropriate prospectus supplement or term sheet with respect to the Offered Subsidiary Guarantee has been prepared, delivered and filed in compliance with the Securities Act and the applicable rules and regulations thereunder; (iii) if the Offered Subsidiary Guarantee is to be issued pursuant to a firm commitment underwritten offering, the underwriting agreement with respect to the Offered Subsidiary Guarantee has been duly authorized, executed and delivered by the such Subsidiary Guarantor and the other parties thereto; (iv) all necessary corporate action, including any required action by such Subsidiary Guarantor’s board of directors, sole member or managers, as applicable, or any authorized committee thereof, or other action has been taken by such Subsidiary Guarantor to approve the issuance and terms of the Offered Subsidiary Guarantee and related matters; (v) each Indenture and any supplemental indenture in respect of such Offered Subsidiary Guarantee has been duly authorized, executed and delivered by each party thereto; (vi) the terms of the Offered Subsidiary Guarantee and of its issuance and sale have been duly established in conformity with the applicable Indenture and any supplemental indenture to be entered into in connection with the issuance of such Offered Subsidiary Guarantee so as not to violate any applicable law or the organizational or governing documents of such Subsidiary Guarantor or result in a default under or breach of any agreement or instrument binding upon such Subsidiary Guarantor and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over such Subsidiary Guarantor; and (vii) the Offered Subsidiary Guarantee has been duly executed, delivered and countersigned in accordance with the provisions of the applicable Indenture and any supplemental indenture to be entered into in connection with the issuance of such Offered Subsidiary Guarantee and duly issued in accordance with the applicable Indenture, any supplemental indenture to be entered into in connection with the issuance of such Offered Subsidiary Guarantee and the applicable underwriting agreement, if any, or any other duly authorized, executed and delivered valid and binding purchase or agency agreement, will be valid and binding obligations of the such Subsidiary Guarantor, except to the extent that enforcement thereof may be limited by (a) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity), and (c) public policy considerations which may limit the rights of parties to obtain remedies.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the heading “Legal Matters” in the prospectus, which forms a part thereof. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

We are qualified to practice law in the State of New York and do not purport to be experts on any law other than the laws of the State of New York, the General Corporation Law of the State of Delaware and the Federal law of the United States. We are not admitted or qualified to practice law in the State of Indiana. Therefore in rendering the opinions expressed herein with respect to matters governed by the laws of the State of Indiana, we have relied solely and without independent investigation upon the opinion of Ice Miller LLP, a copy of which has been filed as Exhibit 5.2 to the Registration Statement, with respect to matters governed by the laws of the State of Indiana. We are not admitted or qualified to practice in the State of Delaware; however, we are generally familiar with the Delaware General Corporation Law as currently in effect and have made such inquiries as we deem necessary to render the opinions contemplated herein. We express no opinion regarding the Securities Act, or any other federal or state securities laws or regulations.

The opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. This opinion letter is limited to the specific legal matters expressly set forth herein and is limited to present statutes, regulations and administrative and judicial interpretations. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or regulations.

Very truly yours,

KANE KESSLER, P.C.

By:	/s/ Jeffrey S. Tullman, President

EXHIBIT A

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